As filed with the Securities and Exchange Commission on April 7, 2011
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
REVA Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0810505
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Address of Principal Executive Offices)
2010 Equity Incentive Award Plan
2001 Stock Option/Stock Issuance Plan
(Full Title of the Plans)
Robert B. Stockman
Chief Executive Officer
5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Name, Address and Telephone Number of Agent For Service)
Copy to:
Michael S. Kagnoff, Esq.
DLA Piper LLP (US)
4365 Executive, Suite 1100
San Diego, California 92121
Telephone: (858) 677-1400
Facsimile: (858) 677-1401

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share (2)	Offering Price (2)	Fee
Common Stock, par value $0.0001 per share	3,611,653 (3)	$13.60	$49,118,481	$5,703
Common Stock, par value $0.0001 per share	1,559,300 (4)	$13.60	$21,206,480	$2,462
Total:	5,170,953		$70,324,961	$8,165

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2010 Equity Award Incentive Plan by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the closing price of the registrant’s common stock traded in the form of CDI’s on the Australian Securities Exchange on April 7, 2011, which average has been adjusted to account for conversion of CDIs into shares of common stock and converted into U.S. dollars based on the prevailing exchange rate on April 7, 2011 for the purposes of calculating the registration fee.

(3)	Shares reserved for issuance under the 2010 Equity Incentive Plan.

(4)	Includes 1,549,300 shares reserved for issuance upon exercise of outstanding stock options issued under the 2001 Stock Option/Stock Issuance Plan and 10,000 shares reserved for issuance upon exercise of outstanding stock options issued prior to adoption of the 2001 Stock Option/Stock Issuance Plan.
This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. In this registration statement, unless the context otherwise requires, the terms “we,” “us,” and “our,” refer to REVA Medical, Inc., or REVA Medical.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The following documents filed by us with the Commission are incorporated by reference in this registration statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed by the Registrant with the SEC on March 30, 2011;

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the date of the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of our common stock contained in the registration statement on Form 8-A (Registration No. 000-54192) filed with the Commission on November 12, 2010.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
     For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
REVA Medical, Inc.
5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
Attn: Chief Financial Officer
     You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

     Item 4. Description of Securities.
          Not applicable.
     Item 5. Interests of Named Experts and Counsel.
          Not applicable.
     Item 6. Indemnification of Directors and Officers.
          The Registrant is incorporated under the laws of the State of Delaware.
          The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.
          The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.
          Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an officer or director of the Registrant, to the fullest extent permitted under applicable law.
     Item 7. Exemption from Registration Claimed.
          Not applicable.

     Item 8. Exhibits.
          See Exhibit Index below.
     Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
* * *

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 7th day of April, 2011.

REVA Medical, Inc.
By:	/s/ Katrina Thompson
Katrina Thompson
Chief Financial Officer and Secretary

POWER OF ATTORNEY
     Each director and/or officer of REVA Medical, Inc. whose signature appears below constitutes and appoints Katrina Thompson as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Robert B. Stockman Robert B. Stockman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 7, 2011

/s/ Katrina Thompson Katrina Thompson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 7, 2011

/s/ Robert K. Schultz Robert K. Schultz, Ph.D.	President and Chief Operating Officer	April 7, 2011

/s/ Brian Dovey Brian Dovey	Director	April 7, 2011

/s/ Anne Keating Anne Keating	Director	April 7, 2011

/s/ Gordon E. Nye Gordon E. Nye	Director	April 7, 2011

/s/ James J. Schiro James J. Schiro	Director	April 7, 2011

/s/ Robert Thomas Robert Thomas	Director	April 7, 2011

EXHIBIT INDEX

Exhibit
No.	Description
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

5	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (filed as a part of Exhibit 5)

24.1	Power of Attorney (contained on signature page).

99.1(3)	2010 Equity Incentive Award Plan.

99.2(4)	2001 Stock Option/Stock Issuance Plan.

(1)	Incorporated by reference to Exhibit 3.3 to the Registrant’s registration statement on Form S-1/A filed on October 22, 2010.

(2)	Incorporated by reference to Exhibit 3.5 to the Registrant’s registration statement on Form S-1/A filed on October 22, 2010.

(3)	Incorporated by reference to Exhibit 10.16 to the Registrant’s registration statement on Form S-1/A filed on October 22, 2010.

(4)	Incorporated by reference to Exhibit 10.13 to the Registrant’s registration statement on Form S-1 filed on August 13, 2010.